CONTACT GOLD REPORTS VOTING RESULTS FROM ANNUAL AND SPECIAL MEETING

Vancouver, B.C. (May 26, 2021) - Contact Gold Corp. (the "Company" or "Contact Gold")(TSXV: C; OTCQB: CGOL) is pleased to announce voting results from the Company's Annual and Special Meeting of Shareholders held on May 25, 2021 (the "Meeting").

A total of 160,368,117 common shares were voted, representing the votes attached to approximately 66.59% of all outstanding common shares. Shareholders voted in favour of the election of all director nominees.

Director	Votes for	% Votes for	% Votes withheld
Charlie Davies	155,942,432	99.63%	0.37%
John Dorward	155,978,337	99.65%	0.35%
Andrew Farncomb	155,977,417	99.65%	0.35%
Riyaz Lalani	155,977,417	99.65%	0.35%
Matthew Lennox-King	155,988,352	99.66%	0.34%
George Salamis	155,988,337	99.66%	0.34%

Mark Wellings did not stand for re-election as a director of the Company due to other personal and business commitments. Mr. Wellings was a founding Board member of Contact Gold and an exceptional member of the Board and team since June 2017.  The Board of Directors extends best wishes for his future endeavours.

Shareholders also voted in favour of (i) the reappointment of Ernst & Young LLP, Chartered Professional Accountants, as auditor of the Company; (ii) the plan of conversion from the State of Nevada to continue into the Province of British Columbia (the "Continuance"); and (iii) the plan of arrangement under the laws of British Columbia (the "Arrangement" and together with the Continuance, the "Repatriation Transaction").

	Votes for	% Votes for	% Votes against
Reappointment of Ernst & Young LLP,	160,352,197	99.99%	0.00%
Continuance to British Columbia	155,742,028	99.50%	0.50%
Plan of Arrangement	156,483,073	99.98%	0.02%

Completion of the Arrangement is also subject to approval by the Supreme Court of British Columbia, and receipt of applicable regulatory approvals and consents as may be required to effect and complete the transaction, including approval of the TSX Venture Exchange (the "TSXV").

Assuming that all requisite approvals are received, the Company expects to close the proposed Repatriation Transaction during the first week of June 2021.

Reminder to Registered Securityholders

Registered Shareholders not holding their common shares in a brokerage account and Registered Warrantholders are reminded to complete, sign and remit the Letter of Transmittal along with the accompanying Common Share certificate(s) and/or Warrant certificate(s) as instructed in the relevant Letter of Transmittal in order to receive replacement securities of Contact Gold. Registered Warrantholders in the United States MUST also return the relevant U.S. tax forms attached thereto to the Company in order to comply with U.S. federal income tax provisions, including those related to withholding taxes.

About Contact Gold

Contact Gold is focused on advancing the Green Springs and Pony Creek gold projects in Nevada, both of which host extensive and robust Carlin Type gold systems.

Green Springs is located near the southern end of the Cortez Trend of Carlin-type gold deposits in Nevada, east of Fiore Gold's Pan Mine and Gold Rock Project, and south of Waterton's Mount Hamilton deposit. The Green Springs property is 18.5 km2, encompassing 3 shallow past-producing open pits and numerous targets that were not mined.

Pony Creek is strategically located immediately south of Gold Standard Ventures' South Railroad Project, on the Southern Carlin Trend, and totals 81.7 km2 underpinned by an extensive Carlin-type gold system.

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Additional information about the Company is available at www.contactgold.com.

For more information, please contact (604) 449-3361 for either:

Matthew Lennox-King, President & Chief Executive Officer mlk@contactgold.com

John Wenger, Chief Financial Officer wenger@contactgold.com

Cautionary Note Regarding Forward-Looking Information

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements relate, among other things, to the anticipated completion of the Repatriation Transaction, the, associated receipt of all requisite corporate, court and applicable regulatory approvals, including approval of the TSXV and timing therefor.

These forward-looking statements are based on reasonable assumptions and estimates of management of the Company at the time such statements were made. Actual future results may differ materially as forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors, among other things, include: failure to obtain the requisite corporate, court and applicable regulatory approvals, impacts arising from the global disruption caused by the Covid-19 coronavirus outbreak; fluctuations in general macroeconomic conditions; fluctuations in securities markets; fluctuations in spot and forward prices of gold, silver, base metals or certain other commodities; fluctuations in currency markets (such as the Canadian dollar to United States dollar exchange rate); change in national and local government, legislation, taxation, controls, regulations and political or economic developments; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations pressures, cave-ins and flooding); inability to obtain adequate insurance to cover risks and hazards; the presence of laws and regulations that may impose restrictions on mining; employee relations; relationships with and claims by local communities and indigenous populations; availability of increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development (including the risks of obtaining necessary licenses, permits and approvals from government authorities); and title to properties. Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be as anticipated, estimated or intended. Readers should not place undue reliance on the forward-looking statements and information contained in this news release. The Company assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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